Exhibit 99.1

For Immediate Release	News Release Contact: Investor Relations (281) 776-7575 ir@tailoredbrands.com Kelly Dilts Tailored Brands, Inc., SVP, Finance & IR Ken Dennard Dennard • Lascar Associates

TAILORED BRANDS APPOINTS DINESH LATHI

TO BOARD OF DIRECTORS

FREMONT, CA — March 10, 2016 — Tailored Brands, Inc. (NYSE: TLRD) today announced the appointment of Dinesh Lathi as an additional member of its Board of Directors.

“Dinesh has an extensive financial background and has been very involved in the consumer digital space for over 10 years.  Dinesh is currently the Chief Executive Officer of One Kings Lane, a premium home décor and lifestyle destination.  Prior to One Kings Lane, Dinesh spent seven years in various executive roles at eBay Inc.  I’m thrilled to have Dinesh join our team and bring his strong financial and digital experience to our Board,” stated Doug Ewert, Tailored Brands chief executive officer.

Mr. Lathi earned his BS Materials Science and Engineering from Massachusetts Institute of Technology and his MBA from Harvard Business School.

Tailored Brands, Inc. is the largest specialty retailer of men’s suits and the largest provider of rental product in the U.S. and Canada with over 1,700 stores including tuxedo shops within Macy’s.  The Company’s brands include Men’s Wearhouse, Jos. A. Bank, Joseph Abboud, Moores Clothing for Men and K&G Fashion Superstores.  Tailored Brands also operates a global corporate apparel and workwear group consisting of Twin Hill in the United States and Dimensions, Alexandra and Yaffy in the United Kingdom.

For additional information on Men’s Wearhouse, please visit the Company’s websites at www.tailoredbrands.com, www.menswearhouse.com, www.josbank.com, www.josephabboud.com, www.mooresclothing.com, www.kgstores.com, www.twinhill.com, www.dimensions.co.uk and www.alexandra.co.uk.

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